Exhibit 3.17

                            CERTIFICATE OF AMENDMENT

                                     OF THE

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                                  EPIGEN, INC.

                          IT IS HEREBY CERTIFIED THAT:


1.       The name of the corporation is Epigen, Inc. (the "Corporation").

2.       The Amended and Restated Certificate of Incorporation
(the "Certificate of Incorporation") is hereby amended by amending the first sentence of Section 3 under the description of the Series B Preferred Stock, entitled "Mandatory Redemption," under Article IV of the Certificate of Incorporation to read as follows:

"The shares of Series B Preferred Stock shall be redeemed by the Corporation not later than December 31, 2002 (the "Mandatory Redemption Date") at a price per share of $10.00; provided, however, that the Corporation shall have the right at any time prior to the Mandatory Redemption Date to repurchase all or any portion of the then outstanding shares of Series B Preferred Stock, pro rata, from the holders thereof providing it has funds legally available therefore."

3. Said amendment herein certified was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation
Law of the State of Delaware.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by Donald C. Fresne, its President and Chief Executive Officer as of this 29th day of March, 2002.

                                                    EPIGEN, INC.



                                                    By:  /s/Donald C.  Fresne
                                                        ---------------------
                                                            Donald C. Fresne
                                                            President & Chief
                                                            Executive Officer